Exhibit 99.1

Tyler Technologies Reports Earnings

For Third Quarter 2012

Quarterly revenue, earnings and free cash flow reach new highs

DALLAS – Oct. 24, 2012 – Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the quarter ended September 30, 2012. Total revenue grew 21.6 percent to $93.8 million and net income was $10.8 million, or $0.33 per diluted share. In the same quarter last year, the Company had revenue of $77.2 million and net income of $7.5 million, or $0.23 per diluted share. Gross margin increased 110 basis points to 47.9 percent compared to 46.8 percent in the year-ago quarter.

Recurring software revenue from maintenance and subscriptions was $55.8 million in the third quarter of 2012, an increase of 24.0 percent compared to the third quarter of 2011, and comprised 59.4 percent of the quarter’s total revenue.

Excluding capital expenditures associated with real estate, free cash flow for the third quarter of 2012 was $32.9 million compared to $24.3 million in the third quarter of last year. Including real estate capital expenditures, free cash flow for the current quarter was $31.8 million compared to $24.3 million for the same period in 2011.

EBITDA, or earnings before interest, income taxes, depreciation and amortization, increased 45.9 percent to $21.6 million in the third quarter of 2012, compared to $14.8 million in the prior-year quarter.

Total backlog was $357.9 million at September 30, 2012, up 19.8 percent from $298.7 million at September 30, 2011. Software-related backlog (excluding appraisal services) reached a new high of $328.2 million, an increase of 18.3 percent compared to $277.5 million at September 30, 2011.

“Tyler achieved exceptional results for the quarter, returning organic revenue growth of over 13 percent and together with revenues from our recent acquisitions, total growth of over 21 percent from the same period last year. We are encouraged that all of our software-related revenue lines, and particularly our recurring revenues, experienced strong double-digit growth,” said John S. Marr Jr., Tyler’s president and chief executive officer. “Tyler’s gross margin of 47.9 percent and operating profit margin of almost 20 percent were both new quarterly highs.

“Bookings in the third quarter increased 15 percent over last year, continuing a trend of improvement that reflects both improved market conditions and our strong competitive position. In addition, our new business pipeline remains very active, with volume near historically high levels,” said Mr. Marr. “Our revenue and earnings guidance is consistent with that issued earlier in the year, with the ranges narrowed slightly to reflect our current expectations for the mix of new business between SaaS and deployed license contracts.”

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Tyler Technologies Reports Earnings

For Third Quarter 2012

October 24, 2012

Annual Guidance for 2012

Total revenues for 2012 are currently expected to be in the range of $360 million to $363 million. Tyler expects that diluted earnings per share will be approximately $0.96 to $1.01. These estimates include assumed pretax non-cash, stock-based compensation expense of approximately $7.5 million, or $0.17 per share after taxes. The Company currently estimates that its effective tax rate for 2012 will be approximately 39.2 percent. Tyler expects that capital expenditures for the year will be between $12.5 million and $13.5 million, including approximately $6.5 million related to real estate, and that depreciation and amortization expense will be between $13.2 million and $13.7 million.

Tyler Technologies will hold a conference call on Thursday, October 25, at 10 a.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-317-6789 (U.S. callers) and 412-317-6789 (international callers), and reference confirmation code 10019175 when prompted. A replay will be available two hours after the completion of the call through November 2, 2012. To access the replay, please dial 877-344-7529 (U.S. callers) and 412-317-0088 (international callers) and reference passcode 10019175. The live webcast and archived replay can also be accessed at www.tylertech.com.

About Tyler Technologies, Inc.

Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector — cities, counties, schools and other government entities — to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 10,000 local government offices in all 50 states, Canada, the Caribbean and the United Kingdom. Forbes has named Tyler one of “America’s Best Small Companies” five times in the last six years. More information about Dallas-based Tyler Technologies can be found at www.tylertech.com.

Non-GAAP Measures

This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.

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Tyler Technologies Reports Earnings

For Third Quarter 2012

October 24, 2012

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.

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(Comparative results follow)

Contact: Brian K. Miller

Executive Vice President—CFO

Tyler Technologies, Inc.

(972) 713-3720

brian.miller@tylertech.com

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TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Software licenses	$8,704	$7,631	$24,440	$22,761
Subscriptions	11,335	7,989	31,856	22,230
Software services	22,099	17,644	62,366	52,400
Maintenance	44,452	37,011	126,362	107,579
Appraisal services	5,594	5,761	17,047	17,945
Hardware and other	1,661	1,148	5,865	4,397

Total revenues	93,845	77,184	267,936	227,312
Cost of revenues:
Software licenses	458	536	1,508	2,320
Acquired software	478	243	1,370	782
Software services, maintenance and subscriptions	43,485	35,689	126,416	106,371
Appraisal services	3,598	3,776	11,270	11,302
Hardware and other	882	808	4,310	3,645

Total cost of revenues	48,901	41,052	144,874	124,420

Gross profit	44,944	36,132	123,062	102,892

Selling, general and administrative expenses	20,909	18,755	63,943	54,509
Research and development expense	4,273	4,196	14,775	13,780
Amortization of customer and trade name intangibles	1,103	801	3,186	2,408

Operating income	18,659	12,380	41,158	32,195
Other expense, net	849	562	2,325	1,586

Income before income taxes	17,810	11,818	38,833	30,609
Income tax provision	6,978	4,312	15,215	11,751

Net income	$10,832	$7,506	$23,618	$18,858

Earnings per common share:
Basic	$0.36	$0.24	$0.78	$0.60

Diluted	$0.33	$0.23	$0.72	$0.57

Comprehensive income	$10,914	$7,506	$23,700	$18,858

EBITDA (1)	$21,625	$14,823	$50,203	$39,572

Weighted average common shares outstanding:
Basic	30,387	31,097	30,267	31,247
Diluted	32,986	32,960	32,838	33,027

(1)	Reconciliation of EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$10,832	$7,506	$23,618	$18,858
Amortization of customer and trade name intangibles	1,103	801	3,186	2,408
Depreciation and other amortization included in cost of revenues, SG&A and other expenses	2,177	1,758	6,430	5,370
Interest expense included in other expense, net	535	446	1,754	1,185
Income tax provision	6,978	4,312	15,215	11,751

EBITDA	$21,625	$14,823	$50,203	$39,572

TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30
	2012	December 31,
	(Unaudited)	2011
ASSETS

Current assets:
Cash and cash equivalents	$103	$1,326
Short-term investments available-for-sale	—	25
Accounts receivable, net	78,218	90,012
Other current assets	10,692	10,634
Deferred income taxes	5,051	5,095

Total current assets	94,064	107,092

Accounts receivable, long-term portion	681	2,095
Property and equipment, net	43,017	40,915
Non-current investments available-for-sale	2,029	1,953

Other assets:
Goodwill and other intangibles, net	155,069	141,722
Other	1,234	1,614

Total assets	$296,094	$295,391

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$24,527	$27,962
Deferred revenue	120,127	123,678

Total current liabilities	144,654	151,640

Revolving line of credit	28,000	60,700
Deferred income taxes	5,431	4,941
Shareholders’ equity	118,009	78,110

Total liabilities and shareholders’ equity	$296,094	$295,391

TYLER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$23,618	$18,858
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	9,616	7,778
Share-based compensation expense	5,506	4,585
Excess tax benefit from exercise of share-based arrangements	(3,283)	(1,721)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	6,797	15,605

Net cash provided by operating activities	42,254	45,105

Cash flows from investing activities:
Proceeds from sales of investments	75	50
Cost of acquisitions, net of cash acquired	(15,229)	—
Additions to property and equipment	(6,351)	(9,926)
Decrease in other	41	199

Net cash used by investing activities	(21,464)	(9,677)

Cash flows from financing activities:
(Decrease) increase in net borrowings on revolving line of credit	(32,700)	31,500
Purchase of treasury shares	—	(68,525)
Contributions from employee stock purchase plan	1,832	1,472
Proceeds from exercise of stock options	5,572	1,570
Excess tax benefit from exercise of share-based arrangements	3,283	1,721

Net cash used by financing activities	(22,013)	(32,262)

Net (decrease) increase in cash and cash equivalents	(1,223)	3,166
Cash and cash equivalents at beginning of period	1,326	2,114

Cash and cash equivalents at end of period	$103	$5,280

	Nine months ended September 30,
	2012	2011
Reconciliation of free cash flow:
Cash provided by operating activities	$42,254	$45,105
Capital expenditures	(6,351)	(9,926)

Free cash flow	35,903	35,179
Capital expenditures for real estate	3,078	6,657

Free cash flow, excluding real estate	$38,981	$41,836